Exhibit 99.1

Watsco Reports Record Full-Year Gross Margin, Meets Inventory Reduction Target and Generates Record 4th Quarter Cash Flow in Challenging Market Conditions

______________________

Boosts Annual Dividend 10% to $13.20 Per Share

Entrepreneurial Culture, Transformational Technologies and

Debt-Free Balance Sheet Positions Company for Growth

MIAMI, FLORIDA – (GLOBENEWSWIRE), February 17, 2026 – Watsco, Inc. (NYSE: WSO) announced its operating results for the full-year and fourth quarter period ended December 31, 2025. The Company also provided updates related to innovation and technology, business trends and long-term growth opportunities.

Watsco also announced today a 10% increase in its annual dividend to $13.20 per share effective with its next regular dividend payment in April 2026. This year marks Watsco’s 52nd consecutive year of paying dividends.

Watsco is the largest distributor in the highly-fragmented North American HVAC market. Since entering distribution in 1989, Watsco has achieved a 17% compounded annual total-shareholder return through a combination of organic growth and the acquisition of more than 70 market-leading businesses.

The Company maintains a solid financial position with currently $780 million in cash and investments and no debt, enabling sustained investments in growth, including the Company’s industry-leading technologies. Approximately 73,000 contractors, installers and technicians engage digitally with the Company, which contributes to customer growth and reduced attrition. AI-driven initiatives have also been launched to further enhance the customer experience and improve efficiency. These investments are especially critical as contractors increase their adoption of digital, data-driven solutions in their businesses.

Recent Industry Dynamics

Since 2019, the HVAC/R industry has experienced volatility due to various macroeconomic and industry-specific factors that impacted OEMs, distributors and contractors alike. The COVID pandemic and subsequent supply chain disruptions, the 2023 regulatory transition to new higher-efficiency products, the reduction of available legacy refrigerants and the slow-down in housing activities have weighed on performance and contributed to volatility.

The industry was further impacted in 2025 by the transition to A2L refrigerant products, the second such regulatory-driven product change in three years. The transition impacted approximately 55% of products sold across 650 locations domestically and resulted in the conversion of over $1 billion of inventory to new products. In response, Watsco invested in people, technology, logistics, training and more to support its customers during the transition.

Despite these dynamics, the Company believes its overall performance in the context of these complexities and other macroeconomic headwinds speaks well of its business model and overall execution. Key performance metrics during this time period include:

Year ended Year ended

December 31, 2019 December 31,2025 Change CAGR %

Revenues $4.8 billion $7.2 billion +52% +7%

Operating income $367 million $720 million +96% +12%

Gross margin 24.3% 28.0% +370 bps

Earnings per share $6.50 $12.25 +88% +11%

Dividends paid $6.40 $11.70 +83% +11%

Net (debt) cash ($81 million) $733 million +$814 million

Albert H. Nahmad, Chairman and CEO remarked: “The recent business environment has been among the most complicated in memory. I am gratified at the results we achieved and the execution by our teams over the time horizon summarized above. We raised margins, nearly doubled our profitability, invested $300 million in technology, nearly doubled our dividend and fortified our balance sheet to allow investment in most any-sized growth opportunity. We expect a more conventional industry environment and better prospects for growth as 2026 unfolds, and we believe there is room to further optimize inventory and improve operating efficiency.”

Mr. Nahmad added: “We are in a wonderful industry and our technology advantage remains immense. We operate a resilient business in a resilient industry and our focus on the long-term has been, and will be, far more consequential as we build our network, scale our technologies to delight customers and partner with our OEMs to grow and gain share.”

2025 Full-Year Performance

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Revenues decreased 5% to $7.24 billion
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Gross profit decreased 1% to $2.0 billion
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Gross profit margin expanded 120 basis-points to a record 28.0%
•
SG&A expenses increased 3%
•
Operating income decreased 8% to $720 million (operating margin of 10.0% versus 10.3% last year)
•
Earnings per share of $12.25 compared to $13.30 last year
•
Operating cash flow was $570 million (97% of net income)

Sales trends

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4% overall sales decline in U.S. markets and a 10% decline in non-U.S. markets
•
7% decrease in HVAC equipment (67% of sales)
•
1% decrease in sales for other HVAC products (29% of sales)
•
Flat sales of commercial refrigeration products (4% of sales)

Revenues in 2025 reflect lower unit volumes of HVAC equipment, which were partially offset by higher average selling prices following the A2L product transition, further impacted by slower homebuilding. Gross profit margin expanded 120 basis-points to a record 28.0%, driven by further scaling of Watsco’s pricing optimization technologies, as well as OEM pricing actions implemented in 2025. Operating expenses increased due to higher labor, facilities and transportation costs partially associated with the A2L product transition, as well as the acquisition of three businesses during 2025.

Fourth Quarter Performance

•
Revenues decreased 10% to $1.58 billion
•
Gross profit decreased 8% to $428 million
•
Gross profit margin expanded 40 basis-points to 27.1%
•
SG&A expenses decreased 2%
•
Operating income declined 25% to $102 million (operating margins of 6.4%)
•
Earnings per share of $1.68 versus $2.37 last year
•
Record operating cash flow of $400 million

Sales trends

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13% decrease in HVAC equipment (67% of sales)
•
4% decrease in other HVAC products (29% of sales)
•
5% increase in commercial refrigeration products (4% of sales)

Fourth quarter 2025 performance should be considered in light of the strong 2024 comparable results, which included 22% sales growth in domestic residential HVAC equipment (20% unit growth) boosted by the sale of older, more economical 410A systems ahead of the A2L transition. Fourth quarter 2025 results also reflect an 11% increase in average selling price domestically, a 40 basis-point improvement in overall gross margins and improved operating efficiency as evidenced by a 2% reduction in SG&A.

It is important to note that the fourth and first quarters of each calendar year are highly seasonal due to the timing of the replacement of HVAC systems. Results are typically strongest in the second and third quarters, and the Company’s fourth quarter financial results are disproportionately affected by seasonality.

Innovation and Strategic Technology Initiatives

Watsco pioneered the industry’s most comprehensive digital ecosystem, which continues to reshape the industry. The Company has invested more than $250 million in technology over the last five years (an annual current run rate of approximately $60 million) with close to 300 technologists. Highlights of Watsco’s customer-facing platforms include:

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Watsco’s HVAC Pro+ Mobile Apps and E-Commerce platform have transformed the customer-experience by providing contractors a seamless digital experience, including sourcing products, accessing technical help, real-time inventory, pricing, product information and more. These tools empower customers to self-serve, place orders 24/7 and benefit from features like intelligent search, dynamic reordering, technical knowledge and product recommendations. The result is a frictionless buying journey, increased convenience and higher customer satisfaction, which we believe drives greater loyalty and repeat business with lower costs to serve. 2025 highlights relative to HVAC Pro+ and e-commerce include:

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The addition of more than 10,000 new SKUs related to the A2L product launch, including all relevant data concerning features, dimensions, capacities, consumer literature and technical information, including bills of material, warranty information, regulatory match-ups and more.
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The authenticated user community of our HVAC Pro+ Mobile Apps increased 15% to approximately 73,000 users.
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E-commerce sales totaled approximately $2.5 billion during 2025 and comprised 35% of overall sales, with outperforming regions exceeding 60% e-commerce penetration. Order trends and the rate of improvement in customer attrition remain consistent year over year.

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OnCallAir® is Watsco’s digital sales platform used by HVAC/R contractors to engage, present and quote solutions to homeowners. The gross merchandise value (GMV) of products sold by customers through OnCallAir® was approximately $400 million during the fourth quarter of 2025. For the year ended December 31, 2025, contractors presented quotes to approximately 329,000 households and generated $1.8 billion GMV, a 20% increase versus the year ended December 31, 2024.

A.J. Nahmad, Watsco’s President, added: “As we work to further scale our core technology platforms among our customers, we constantly challenge ourselves to find new ways to delight our customers. Earlier this year, we set in motion incremental investments in new platforms that we think will enhance growth with existing customers, attract more new customers and boost profitability in the years ahead. We believe these initiatives hold great promise and we feel that they will enhance Watsco’s already-sizeable competitive advantage in the fragmented HVAC/R industry.”

Cash Flow, Financial Strength and Liquidity

Watsco invested substantially in working capital during 2025 to build inventory to support customers during the A2L transition. Inventory peaked at $2.1 billion during 2025 and declined by 30% to $1.4 billion at December 31, 2025. Operating cash flow was $570 million for the year and a record $400 million for the fourth quarter ended December 31, 2025, reflecting the sharp reduction in inventory. The Company expects more conventional working capital trends going forward, providing the opportunity for better inventory turns and enhanced returns on invested capital.

The Company’s objective is to maintain a healthy balance sheet that allows access to low-cost capital to fund strategic investments in growth. The Company’s strong financial position has been key to its ability to deliver sustained long-term returns, enabling investments regardless of macroeconomic or industry conditions. The Company’s stated goal is to generate annual operating cash flow in excess of net income consistent with its long-term track record.

Buy & Build Acquisition Strategy

Watsco has partnered with more than 70 independent distributors who have joined the Watsco family, contributing to the Company’s scale and, more importantly, its community of seasoned leaders. During 2025, the Company acquired three distributors in key Sunbelt markets and, since 2019, has acquired 12 companies that today represent approximately $1.6 billion in annualized sales and 120 locations. Our “buy and build” strategy builds upon their long-standing legacies through investment in new locations, new products and by leveraging Watsco’s technology platforms. The HVAC/R distribution landscape in North America remains highly fragmented with more than 2,100 independent distributors.

Full-Year and Fourth Quarter Earnings Conference Call Information

Date and time: February 17, 2026 at 10:00 a.m. (ET)

Webcast: http://investors.watsco.com (a replay will be available on the Company’s website)

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

About Watsco

Watsco is the largest distributor in the highly-fragmented North American HVAC/R market. Watsco’s solid financial position and culture of innovation has enabled investments in long-term growth, including the Company’s industry-leading technology platforms. Today, approximately 73,000 contractors, installers and technicians engage digitally with the Company, resulting in improved growth and lower attrition. The Company is now advancing AI-driven initiatives to leverage its extensive data assets to enhance the customer experience and improve efficiencies. These investments position Watsco to capture market share as contractors increasingly adopt digital tools and incorporate data-driven solutions in their businesses.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, the seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except share and per share data)

(Unaudited)

	Quarter Ended December 31,				Year Ended December 31,
	2025		2024		2025	2024
Revenues	$1,578,757		$1,753,962		$7,239,290	$7,618,317
Cost of sales	1,150,319		1,285,878		5,208,826	5,573,604
Gross profit	428,438		468,084		2,030,464	2,044,713
Gross profit margin	27.1%		26.7%		28.0%	26.8%
Selling, general and administrative expenses	332,645		338,489		1,337,882	1,293,439
Other income	5,735		6,593		27,765	30,501
Operating income	101,528		136,188		720,347	781,775
Operating margin	6.4%		7.8%		10.0%	10.3%
Interest income, net	5,850		6,713		17,329	20,869
Income before income taxes	107,378		142,901		737,676	802,644
Income taxes	20,328		27,721		150,088	166,904
Net income	87,050		115,180		587,588	635,740
Less: net income attributable to non-controlling interest	15,305		18,339		90,594	99,454
Net income attributable to Watsco, Inc.	$71,745		$96,841		$496,994	$536,286
Diluted earnings per share:
Net income attributable to Watsco, Inc. shareholders	$71,745		$96,841		$496,994	$536,286
Less: distributed and undistributed earnings allocated to restricted common stock	7,998	(1)	7,578	(1)	32,807	37,369
Earnings allocated to Watsco, Inc. shareholders	$63,747		$89,263		$464,187	$498,917
Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	37,927,340		37,738,113		37,899,859	37,510,332
Diluted earnings per share for Common and Class B common stock	$1.68	(1)	$2.37	(1)	$12.25	$13.30

(1)
The quarterly EPS results reflect dilution of 9 cents per share in 2025 ($3.3 million impact) and 2 cents per share in 2024 ($0.9 million impact) attributable to the amount that (a) dividends actually paid on restricted shares exceeds (b) the net income allocable to restricted common stock. The Company expects this dilutive impact to be seasonal during the first and fourth quarters of each year due to EPS in such periods generally being less than the quarterly dividend rate.

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31, 2025	December 31, 2024
Cash and cash equivalents	$433,283	$526,271
Short-term cash investments	300,000	255,669
Accounts receivable, net	796,181	877,935
Inventories, net	1,386,317	1,385,436
Other current assets	38,725	34,670
Total current assets	2,954,506	3,079,981
Property and equipment, net	136,012	140,535
Operating lease right-of-use assets	452,547	419,138
Goodwill, intangibles, net and other	871,740	839,869
Total assets	$4,414,805	$4,479,523
Accounts payable and accrued expenses	$600,589	$873,628
Current portion of lease liabilities	117,153	110,273
Total current liabilities	717,742	983,901
Operating lease liabilities, net of current portion	350,616	321,715
Deferred income taxes and other liabilities	124,386	109,669
Total liabilities	1,192,744	1,415,285
Watsco, Inc. shareholders' equity	2,781,376	2,656,990
Non-controlling interest	440,685	407,248
Total shareholders' equity	3,222,061	3,064,238
Total liabilities and shareholders' equity	$4,414,805	$4,479,523

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income	$587,588	$635,740
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43,752	40,822
Share-based compensation	35,344	35,022
Non-cash contribution to 401(k) plan	8,743	8,735
Provision for doubtful accounts	5,201	4,285
Other, net	18,844	765
Other income from investment in unconsolidated entity	(27,765)	(30,501)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	83,425	(85,555)
Inventories, net	11,957	(41,678)
Accounts payable and other liabilities	(203,051)	197,765
Other, net	5,575	7,702
Net cash provided by operating activities	569,613	773,102
Cash flows from investing activities:
Net purchases of short-term investments	(44,331)	(255,669)
Capital expenditures, net	(34,093)	(29,828)
Business acquisitions, net of cash acquired	(19,198)	(5,173)
Other investments	(500)	—
Net cash used in investing activities	(98,122)	(290,670)
Cash flows from financing activities:
Dividends on common stock	(473,765)	(423,521)
Distributions to non-controlling interest	(132,196)	—
Net repayments under revolving credit agreement	—	(15,400)
Net proceeds from the sale of Common stock	—	281,784
Proceeds from dividend reinvestment plan	21,665	13,224
Other, net	16,180	(14,617)
Net cash used in financing activities	(568,116)	(158,530)
Effect of foreign exchange rate changes on cash and cash equivalents	3,637	(7,743)
Net (decrease) increase in cash and cash equivalents	(92,988)	316,159
Cash and cash equivalents at beginning of year	526,271	210,112
Cash and cash equivalents at end of year	$433,283	$526,271